                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 ECOGEN INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                   ECOGEN INC.
                       Langhorne, Pennsylvania 19047-1810



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  March 5, 1997




TO THE STOCKHOLDERS OF ECOGEN INC.:

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ecogen Inc., a Delaware corporation (the "Company"), will be held at The Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on March 5, 1997, at 9:30 a.m., local time, for the following purposes:

                  To elect seven members of the Board of Directors, each to serve until the next annual meeting;

                  To ratify the appointment of KPMG Peat Marwick LLP as independent auditors to audit the Company's books and accounts for fiscal year 1997; and

                  To transact such other business as may properly come before the meeting.

                  The Board of Directors has fixed January 27, 1997 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of the Company of record on the transfer books of the Company at the close of business on January 27, 1997, will be entitled to notice of and to vote at the meeting.

                  We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.



                                       James P. Reilly, Jr.
                                       Chairman and Chief Executive Officer

Langhorne, Pennsylvania
January 29, 1997

                                   ECOGEN INC.
                            2005 CABOT BOULEVARD WEST
                       LANGHORNE, PENNSYLVANIA 19047-1810


                                 PROXY STATEMENT

                  The accompanying proxy is solicited by the Board of Directors of Ecogen Inc. (the "Company") for use at its 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on March 5, 1997. Copies of this proxy statement and the accompanying proxy are being mailed on or after January 29, 1997, to the holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") on January 27, 1997. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the Annual Meeting. The expense of this solicitation will be paid by the Company. Officers and other employees of the Company may solicit proxies personally or by telephone.

                  The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy.

                  Holders of Common Stock of record at the close of business on January 27, 1997, will be entitled to one vote per share held of record on all business of the Annual Meeting. On January 27, 1997, there were approximately 7,801,523 shares of Common Stock outstanding. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining a quorum to conduct business at the meeting.

                  If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "abstain" or "withhold authority" and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

                  The approval of all other matters brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "for," "against" or "abstain" will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters has the same legal effect as a vote against any such matter and shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) are not counted for purposes of determining whether these other matters have been approved.

                  On December 28, 1994, the Company changed its fiscal year end from December 31 to October 31 so that its fiscal year would better conform to the agricultural growing season in its primary markets. References in this proxy statement to the years 1994, 1995 and 1996 shall, unless the context otherwise requires, be deemed to mean the ten-month period beginning on January 1, 1994 and ending on October 31, 1994, fiscal year 1995 beginning on November 1, 1994 and ending on October 31, 1995, and fiscal year 1996 beginning on November 1, 1995 and ending on October 31, 1996, respectively.

                  On January 29, 1996, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation that effected a one-for-five reverse stock split of the Company's outstanding Common Stock (the "Reverse Split"). All references in this proxy statement to shares of Common Stock and exercise prices of outstanding stock options take into account the effect of the Reverse Split unless otherwise stated or the context otherwise requires.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                  Seven directors are to be elected at the 1997 Annual Meeting of Stockholders to serve until the 1998 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

                  The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the Annual Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

                  The nominees for election to the Company's Board of Directors are:

                  MR. JOHN E. DAVIES, 61, has served as a director of the Company since December, 1983. From April, 1988 to October, 1995, he served as Chairman of the Board of Directors of the Company. From December, 1983 to January, 1994, Mr. Davies served as Chief Executive Officer of the Company and from December, 1983 to March, 1988, Mr. Davies served as President of the Company. From 1977 until he joined the Company, Mr. Davies was employed in various management capacities by Rhone-Poulenc, Inc., a multi-national chemical company, most recently, from April, 1982 until November, 1983, as Senior Vice President and General Manager of Rhone-Poulenc's Agrichemical Division.*/**

                  DR. JACK D. EARLY, 68, has served as a director of the Company since November, 1990. From February, 1991 until his retirement in 1994, he was the Director of Legislative Affairs of Technology Sciences Group, Inc. From November, 1989 to October, 1990, Dr. Early was President ex officio of the National Agricultural Chemicals Association, a trade association. From September, 1976 to November, 1989, he was President of that association.*

                  MR. ESTEBAN A. FERRER, 46, has served as a director of the Company since January, 1996. From 1983 until 1995, he served as Secretary of the Company. Since September, 1990, Mr. Ferrer has been a partner at the law firm of Paul, Hastings, Janofsky & Walker LLP, and he has served as Chair of the firm's Business Law Department since 1993. Mr. Ferrer holds a Juris Doctor degree from Columbia University School of Law and is admitted to practice in the states of Connecticut and New York.**/***

                  DR. LOWELL N. LEWIS, 65, has served as a director of the Company since February, 1989. Since February, 1992, Dr. Lewis has been an International Research Management Consultant. From January, 1988 through his retirement from the University of California in April, 1991, Dr. Lewis was employed at the University of California as Associate Vice President for Programs, Agriculture and Natural Resources; Associate Director of the California Agricultural Experiment Station; and Associate Director of Cooperative Extension.*/***

            *   Member, Audit Committee
           **   Member, Nominating Committee
          ***   Member, Compensation Committee

                  MS. MARY E. PAETZOLD, 47, has served as a director of the Company since March, 1996. Since she joined the Company in August, 1994, Ms. Paetzold has been the Company's Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Ms. Paetzold was a partner of KPMG Peat Marwick LLP, certified public accountants, where she worked for over twenty years.

                  MR. JAMES P. REILLY, JR., 50, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June, 1992. Since January, 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June, 1992, he has been the Company's President. From June, 1992 to January, 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone-Poulenc, Inc., most recently, from April, 1991 to May, 1992, as Vice President and General Manager of the Fine Chemicals Division.**

                  MR. JOHN R. SUTLEY, 54, has served as a director of the Company since March, 1996. Since 1994, he has been President and Chief Executive Officer of Nalco/Exxon Energy Chemicals, L.P., a specialty chemicals company. From 1968 to 1994, Mr. Sutley was employed in various management capacities at Nalco Chemical Co., most recently, from 1991 to 1994, as Group Vice President of Nalco Chemical Co. and President of Nalco Europe.***

                  All directors hold office until the next annual meeting of the Company's stockholders and until their successors are elected and qualified. In calendar year 1996, Dr. Early, Dr. Lewis, Mr. Ferrer and Mr. Sutley were each paid an annual retainer of $12,000, and no additional fees for attendance at meetings of the Board or Committees of the Board were paid to Directors in calendar year 1996.




            *   Member, Audit Committee
           **   Member, Nominating Committee
          ***   Member, Compensation Committee

                  Directors are eligible to be granted options to purchase Common Stock under the Company's Stock Option Plan (the "Plan"). Outside Directors, upon their first election to the Board of Directors, are granted non-statutory stock options to purchase a total of 9,000 shares of Common Stock of the Company (an "Initial Grant"). In addition, Outside Directors are granted, on the first day of each calendar year, non-statutory stock options to purchase 2,000 shares of Common Stock (an "Annual Grant"). The Initial Grants become exercisable ratably over a three-year period and the Annual Grants become exercisable ratably over a two-year period. The Initial Grants and the Annual Grants are exercisable at a price equal to the fair market value of the Common Stock of the Company on the date of grant, as determined under the Plan.

                  The Board of Directors held eight regularly scheduled and one special meeting during fiscal 1996. During fiscal 1996, the standing committees of the Board of Directors were the Audit Committee, the Compensation Committee and the Nominating Committee.

                  The Audit Committee, which met on three occasions in fiscal 1996, is responsible for: (i) reviewing the Company's financial results and financial position and the scope and results of audits of the Company's financial statements; (ii) evaluating the Company's system of internal controls;
(iii) meeting with independent auditors and with appropriate Company financial personnel concerning the Company's system of internal controls; (iv) recommending to the Board of Directors the appointment of the independent auditors; and (v) evaluating the Company's financial reporting activities and the accounting standards and principles followed in preparing the Company's financial statements.

                  The Compensation Committee, which met on four occasions in fiscal 1996, is responsible for: (i) considering and recommending to the Board of Directors salaries, bonuses and other forms of compensation for corporate officers; (ii) performing such duties and exercising such authority which, under the terms of the Plan and applicable law, may be assigned to a committee of the Board of Directors; (iii) considering and adopting changes in the Company's non-officer employee compensation structure; and (iv) considering and recommending to the Board of Directors changes in director compensation.

                  The Nominating Committee, which met on two occasions in fiscal 1996, is responsible for: (i) recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting; (ii) recommending the structure and membership of the committees of the Board of Directors; and (iii) recommending to the Board of Directors the appointment of new corporate officers. The Nominating Committee will consider recommendations of stockholders for nominees for election to the Company's Board of Directors if such nominations are submitted in writing and include the name and description of the qualifications of the nominee along with the reason for such nomination, addressed to the Company at its Langhorne, Pennsylvania office, to the attention of the Nominating Committee.

                  In fiscal 1996, each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he or she was a member.

                                   PROPOSAL II

                     RATIFICATION OF APPOINTMENT OF AUDITORS

                  Subject to stockholder ratification, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors to audit the Company's books and accounts for the fiscal year 1997. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

                  KPMG Peat Marwick LLP has audited the Company's books and accounts since August, 1987. Audit services provided by KPMG Peat Marwick LLP for the fiscal year ended October 31, 1996 included: examination of the Company's consolidated financial statements, limited reviews of interim reports, review of the Company's filings with the Securities and Exchange Commission and consultations on matters related to accounting, taxation and financial reporting. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                          A VOTE FOR SUCH RATIFICATION.



                                 OTHER BUSINESS

                  The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented within a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                          COMPENSATION COMMITTEE REPORT

Dear Stockholders:

                  Responsibility for recommending compensation of the Company's executive officers for services rendered during fiscal 1996 rested with the Compensation Committee of the Company's Board of Directors. Those recommendations were then considered and approved by the Board.

                  In recommending the compensation of the Company's executive officers, the Compensation Committee has adopted the philosophy that aligning compensation with each executive officer's contribution to Company-wide performance objectives and encouraging stock ownership result in optimal performance by its executive officers which, in turn, should positively affect the Company's future performance. The major components of the Company's executive officers' compensation are salary, cash bonuses and stock options. Salaries of the Company's executive officers tend to be set at the midpoint of industry peers, and stock option grants and cash bonuses are employed to enhance the competitiveness of compensation packages within the industry, to reward outstanding performance and to provide incentive for reaching further performance goals.

                  The challenge in determining executive compensation with a company like Ecogen, which is in the business of developing, manufacturing and commercializing products embodying new technology, is that there are few objective and meaningful criteria by which to measure the Company's performance. Consequently, the Compensation Committee has followed a more subjective path in determining executive compensation. While mindful of criteria like the Company's financial results, the Committee has placed great emphasis on the success achieved by the Company, and each executive's contribution to such success, in moving toward its long-term strategic objective of becoming a leading developer and supplier of biological pesticide products. Success is measured by such things as (1) progress in research and development programs, (2) implementation of strategic alliances with other enterprises, (3) improvements in product manufacturing processes, (4) diversification and expansion of product lines, (5) product sales levels, (6) management of Company expense levels and cash requirements, (7) ability to raise the capital needed by the Company's business, and (8) progress toward profitability. However, the relative importance (and in some cases, the absolute importance) of any single factor will likely change over time as the Company reacts to the challenges of a growing enterprise. The Compensation Committee determined that the fiscal 1996 performance measurements should be viewed as a whole with no particular emphasis on any single measurement.

                  It is our hope that you, the stockholders, will come to view our decisions on executive compensation during this phase of the Company's growth as indicators of how your directors view both the individual contributions of each of the Company's executives and where the Company stands along its strategic path.

                  With respect to the compensation of Mr. Reilly, the Company's Chairman and Chief Executive Officer during fiscal 1996, Mr. Reilly was paid $287,500 as salary in fiscal 1996. Mr. Reilly was not granted stock options or a cash bonus for services rendered in fiscal 1996.

                  In arriving at its recommendation for fiscal 1996 for Mr. Reilly, the Committee determined that Mr. Reilly's salary adequately recognized Mr. Reilly's contribution to the progress made by the Company during fiscal 1996 toward the achievement of its principal strategic objectives as measured by the factors listed above. The Committee concluded that, while the Company did make progress during fiscal 1996 toward achievement of a number of its objectives, the Company fell short of achieving other objectives and the Chief Executive Officer bears responsibility for both the successes and the failures of the Company. The Company's progress in fiscal 1996 included the negotiation, closing and implementation of the $25 million research collaboration with Monsanto, improvements to the Company's balance sheet, reduction in the Company's operating expenses, additions to the Company's product line, and a reduction in the Company's net loss.

                  With respect to executive officers' compensation generally during fiscal 1996, the Compensation Committee primarily focused on the compensation of management-level employees at both comparable companies and at divisions of larger companies engaged in the same industry as the Company, and also considered the contribution made by each individual officer to the achievement of the Company-wide objectives outlined above.

                  The Company has considered the effect of Internal Revenue Code
Section 162(m) and proposed regulations thereunder concerning the non-deductibility of certain executive compensation payments in excess of $1 million and has determined that the Company need not adopt a policy with respect thereto because none of its executive officers currently has compensation approaching $1 million per year, nor is it likely that any such officer will reach that level of compensation in the near future.


Esteban A. Ferrer              Lowell N. Lewis                  John R. Sutley
                                   (Chairman)


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION


                  Dr. Lowell N. Lewis served as a member of the Company's Compensation Committee throughout fiscal 1995. Messrs. Ferrer and Sutley joined the Company's Compensation Committee on May 22, 1996. From the beginning of fiscal 1996 until May 22 ,1996, Dr. Early served on the Company's Compensation Committee. Mr. Ferrer is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

                             EXECUTIVE COMPENSATION

COMPENSATION

                  The following table sets forth the compensation for services rendered to the Company during the last three fiscal years by the Chief Executive Officer and the three other executive officers of the Company:

SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                           Compensation**
                                                                              (Awards/
                                             Annual Compensation              Payouts)

                                                                                                     All other
        Name and                            Salary            Bonus             Options            Compensation
   Principal Position        Year*           ($)               ($)                (#)                   ($)
   ------------------        -----           ---               ---                ---                   ---
James P. Reilly, Jr.,         1996         $287,500            -0-                -0-               $ 4,762(1)
Chairman and Chief            1995          225,000         $ 60,000             60,000               5,250(1)
Executive Officer             1994          187,500          120,000             20,000               3,750(1)

Richard A. Deak,              1996         $173,333            -0-                -0-               $ 5,581(1)
Vice President,               1995          163,167            -0-               30,000               4,130(1)
General Counsel and           1994          128,333            -0-               10,000               3,850(1)
Secretary

Mary E. Paetzold,             1996         $173,333            -0-                -0-               $ 5,489(1)
Vice President,               1995          162,500            -0-               30,000              53,850(4)
Chief Financial               1994           37,500(2)         -0-               30,000(3)              -0-
Officer and
Treasurer

Leigh H. English,             1996         $141,775            -0-                -0-               $ 5,011(1)
Vice President,               1995           97,055            -0-               30,000               5,823(1)
Research(5)                   1994           51,207            -0-                2,600               3,072(1)


*    The year 1996 represents the twelve month period ended October 31, 1996.
- The year 1995 represents the twelve month period ended October 31, 1995. The year 1994 represents the ten month period ended October 31, 1994.

**   The Company did not make long-term compensation plan awards of stock
-- appreciation rights or restricted stock to the named executive officers in fiscal 1996, 1995 or 1994 or make any long-term plan payout during such periods.

1    Reflects the Company's contribution on behalf of such executive officer to
-    the Company's 401(k) Profit Sharing Plan.

2    Ms. Paetzold began her employment with the Company in August 1994.
-
3    Ms. Paetzold was granted options to purchase 20,000 shares of Common Stock
- upon her joining the Company. The remaining options were part of the annual option grants that were granted to employees generally.

4    "All Other Compensation" was comprised of $3,850, reflecting the Company's
- contribution on Ms. Paetzold's behalf to the Company's 401(k) Profit Sharing Plan, and $50,000, reflecting a relocation allowance to which Ms. Paetzold was entitled upon her joining the Company.

5    Dr. English was elected as an executive officer of the Company in October,
-    1995.

                  The Company does not have a defined benefit or actuarial pension plan. The Company does not have a long-term incentive plan nor did it make any long-term incentive awards in fiscal 1996.

                               OPTION GRANTS TABLE
                       Option Grants for Last Fiscal Year

                  There were no options granted to executive officers for service rendered in fiscal 1996.

                    OPTION EXERCISE AND YEAR-END VALUE TABLE

                 Aggregated Option Exercises in Last Fiscal Year
                         and Full Year-End Option Value

                                                       Number of Unexercised                          Value of Unexercised
                                                         Options at Fiscal                            In-the-Money Options
                                                            Year-End (#)                              at Fiscal Year End($)(1)
                       Shares           Value
                    Acquired on       Realized
       Name         Exercise (#)         ($)        Exercisable        Unexercisable        Exercisable       Unexercisable
       ----         -------------        ---        -----------        -------------        -----------       -------------
J.P. Reilly, Jr.        None              N/A         63,000                70,000                $-0-               $-0-
R.A. Deak               None              N/A         16,000                35,000                 -0-                -0-
M.E. Paetzold           None              N/A         15,000                45,000                 -0-                -0-
L.H. English            None              N/A          5,160                31,300                 -0-                -0-

1    The dollar values have been calculated by determining the difference
- between the fair market value of the securities underlying the options at fiscal year end and the exercise prices of the option. For purpose of determining the fair market value of the in-the-money options at October 31, 1996, the fair market value of the Company's Common Stock was $3.375.

PERFORMANCE GRAPH

                  The following is a line graph comparison of the Company's yearly percentage change in cumulative total shareholder return with that of the NASDAQ Composite Index and the Zacks Agricultural Operations Index, for the period beginning with December 31, 1991 and ending October 31, 1996.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG ECOGEN INC., NASDAQ COMPOSITE INDEX,
                     AND ZACKS AGRICULTURAL OPERATIONS INDEX

                                       YEARS***
                ---------------------------------------------------------------
                 1991        1992       1993       1994       1995       1996
                -------    -------    -------    -------    -------     -------
ECOGEN INC.     $100.00*   $ 61.39    $ 55.45    $ 30.70    $  9.40     $  5.35
NASDAQ          $100.00*   $112.76    $145.29    $146.07    $196.73     $232.25
ZACKS INDEX**   $100.00*   $116.75    $157.33    $151.21    $225.84     $332.27

-----------------
*   Assumes an initial investment of $100.

** Included in the Zacks Index are AG Services of America Inc., Chai Na Ta Corporation, DeKalb Genetics Corp., Delta & Pine Land Co., Embrex, Inc., Mycogen Corp., Neogen Corp., Northland Cranberries Inc., Pioneer Hi-Bred International and U.S. Home & Garden Inc.

*** Values are as of December 31 for 1991 through 1993 and as of October 31 thereafter.

EMPLOYMENT AGREEMENTS

                  The Company has entered into severance compensation agreements with each of James P. Reilly, Jr., Chairman and Chief Executive Officer of the Company, Richard A. Deak, Vice President, General Counsel and Secretary of the Company, Dr. Leigh H. English, Vice President, Research and Mary E. Paetzold, Vice President, Chief Financial Officer and Treasurer of the Company (each an "Executive"). Under each agreement, if the Executive's employment is terminated (as defined in the agreement) under certain circumstances the Company is obligated to continue to pay to the Executive the Executive's salary and benefits for a period of eighteen months.


                             PRINCIPAL STOCKHOLDERS

                  The following table sets forth information as of January 24, 1997, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee for director, by each named executive officer, and by all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

============================================================================
                                               Number           Percentage
Name and Address (1)                          of Shares          of Class
----------------                              ---------        ----------
----------------------------------------------------------------------------
Monsanto Company                              943,397               12%
800 North Lindbergh Boulevard
St. Louis, MO  63167
----------------------------------------------------------------------------
James P. Reilly, Jr. (2)                       96,663                *
----------------------------------------------------------------------------
Richard A. Deak (3)                            31,660                *
----------------------------------------------------------------------------
Leigh H. English (4)                           16,460                *
----------------------------------------------------------------------------
Mary E. Paetzold (5)                           41,434                *
----------------------------------------------------------------------------
John E. Davies (6)                            145,498              1.9%
----------------------------------------------------------------------------
Jack D. Early (7)                               2,608                *
----------------------------------------------------------------------------
Esteban A. Ferrer (8)                           1,600                *
----------------------------------------------------------------------------
Lowell N. Lewis (9)                             4,740                *
----------------------------------------------------------------------------
John R. Sutley (10)                             3,040                *
----------------------------------------------------------------------------
All current executive officers and            343,703              4.4%
directors as a group (nine persons) (2)
(3) (4) (5) (6) (7) (8) (9) and (10)
============================================================================

*     Indicates amount is less than 1%.

(1) The addresses of all officers, directors and nominees for director of the Company listed above are in care of the Company. The Company's corporate headquarters are located at 2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047. For purposes of calculating the beneficial ownership of the officers and directors of the Company, the Company relied upon the questionnaires completed by each officer and director in December 1996.

(2) Includes 93,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 40,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(3) Includes 31,000 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 20,000 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(4) Includes 16,460 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 20,000 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(5) Includes 500 shares held by Ms. Paetzold's husband. Ms. Paetzold disclaims beneficial ownership of these shares. Includes 30,000 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 30,000 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(6) Includes 43,660 shares held in trust for Mr. Davies' children. Mr. Davies disclaims beneficial ownership of these shares. Includes 85,200 shares which Mr. Davies has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 2,200 shares which Mr. Davies has the right to acquire upon exercise of stock options under the Plan which are not yet exercisable and not exercisable within 60 days following January 24, 1997.

(7) Includes 2,608 shares which Dr. Early has the right to acquire upon the exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 2,200 shares which Dr. Early has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(8) Includes 600 shares which Mr. Ferrer has the right to acquire upon the exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 3,200 shares which Mr. Ferrer has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

 (9) Includes 3,600 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 2,200 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(10) Includes 3,000 shares which Mr. Sutley has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following January 24, 1997. Does not include 8,000 which Mr. Sutley has the right to acquire upon the exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following January 24, 1997.

(11) Gives full effect to stock options and warrants, which are presently exercisable, held by executive officers and directors.

                              CERTAIN TRANSACTIONS

                  On January 24, 1996, the Company closed a transaction with Monsanto Company ("Monsanto") forming a strategic alliance for development of the Company's proprietary BT technology. Under the terms of the agreement, Monsanto purchased 943,397 shares of Common Stock for $10.60 per share for an aggregate purchase price of $10 million. Monsanto is required to maintain its ownership position in Ecogen stock during the term of the four year Research and Development Agreement (described below) between Ecogen and Monsanto and Monsanto is prohibited, for three years after closing, from acquiring more than a 25% aggregate equity interest in the Company. These restrictions, however, terminate upon the occurrence of certain defined events relating to a change of control of the Company. Monsanto has certain registration rights with respect to the shares of Company Common Stock. In addition, Monsanto has a right of first refusal to purchase securities from the Company in order to maintain its percentage ownership interest in the Company.

                  Monsanto also acquired for $5 million certain rights to Ecogen's existing Bt strain library and insecticidal crystal protein gene library, and the intellectual property rights associated with such libraries including certain patents and patent applications (the "Bt Technology"). Ecogen maintains rights to the Bt Technology for applications other than in-plant uses. Monsanto did not acquire any rights to Ecogen's fermentation and formulation technology, Ecogen's insectary technology or Ecogen's technology related to the movement of Bt genes from Bt and back into Bt without foreign DNA.

                  Monsanto and Ecogen also entered into a Research and Development Agreement to perform research and development focusing on Bt technology (the "R & D Program"). Under the R & D Program, Monsanto will provide Ecogen with a minimum of $10 million over four years, of which $3 million has been received to date. The results of the R & D Program will be owned by Monsanto and licensed to Ecogen for use outside of in-plant applications. Under the terms of the agreement with Monsanto, Ecogen will also share in the commercialization success of transgenic plants incorporating the Bt Technology. Monsanto shall pay a commercialization success fee based on sales revenue and license fees received by Monsanto from products which incorporate the Bt Technology or the results from the R & D Program.

                  As of January 1, 1996, Mr. Davies began providing the Company with consulting services pursuant to the terms of an employment and consulting agreement between the Company and Mr. Davies dated January 1, 1994. During the consultancy term, which terminates on December 31, 1998, Mr. Davies will receive an annual consulting fee of $165,000 for providing advice and assistance to the Company in connection with the selection and recruitment of key management personnel, the development and implementation of the Company's strategic plans and objectives, and the identification and pursuance of working capital financing alternatives. Upon termination of Mr. Davies' consultancy for any reason other than cause or upon his termination as a director (as those terms are defined in the agreement), the voluntary resignation by Mr. Davies, or Mr. Davies' death or disability, the Company is obligated to continue to pay Mr. Davies' consulting fee for the balance of the term of the agreement, and to continue Mr. Davies' health insurance and related medical benefits.

                  Mr. Patrick Burns served as a director of the Company until August, 1996. Mr. Burns is a Vice President of R&D Funding Corp., a general partner of PruTech Research and Development Partnership II ("PruTech"). In December 1985, the Company and PruTech entered into a research and development agreement, technology licensing agreements and other related agreements. These agreements were amended in 1990 to provide terms more favorable to the Company. In 1991, the Company exercised its option to acquire from PruTech an exclusive license to exploit certain technology covered by the aforementioned agreements. The Company paid PruTech for the exclusive license through the issuance to PruTech of 9,892 shares of Common Stock. The Company is obligated to pay PruTech royalties based on the exploitation of products resulting from this technology and through fiscal 1996, the Company has paid approximately $174,765 in royalties to PruTech.

                  The Company has hired KDS Marketing, Inc. ("KDS") as the Company's advertising agency. Mr. Davies' son, Kevin Davies, is a principal of KDS. Prior to forming KDS, Kevin Davies was employed by a firm that previously provided advertising service to the Company. The terms of the business relationship between the Company and KDS were negotiated, and the business relationship is, conducted on an arm's length basis. In fiscal 1995, KDS provided services to the Company and received compensation in the amount of approximately $932,000 for advertising, corporate and product identification, product promotion and stockholder report preparation.

                  Esteban A. Ferrer, a director of the Company since January 11, 1996, is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

                  The Company believes that all of the foregoing transactions were at the time entered into at terms comparable to those which could have been obtained from a third party in an arms' length transaction and furthermore have greatly contributed to the Company's product development and commercialization successes to date and have greatly assisted the Company in strategically positioning itself to meet the future challenges of its business.


                             STOCKHOLDER INFORMATION

                  Holders of Common Stock of record on January 27, 1997, will receive a copy of the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1996. The Annual Report to Stockholders is not soliciting material and is not incorporated in this proxy statement by reference.


                  ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1996, BY WRITTEN REQUEST ADDRESSED TO ECOGEN INC., 2005 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA,
ATTENTION: INVESTOR RELATIONS DEPARTMENT.


                          FUTURE STOCKHOLDER PROPOSALS

                  Based upon the Company's current tentative schedule for the 1998 Annual Meeting of Stockholders, the Company must receive at its principal office before October 1, 1997, any proposal which a stockholder wishes to submit to the 1998 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.



                                       James P. Reilly, Jr.
                                       Chairman and Chief Executive Officer


January 29, 1997

                                  ECOGEN INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

    James P. Reilly, Jr. and Mary E. Paetzold, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Common Stock of Ecogen Inc. held of record by the undersigned on January 27, 1997 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on March 5, 1997, and at any adjournment as if the undersigned were present and voting at the meeting.
    Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.
    The shares represented by this proxy will be voted as directed by the stockholder. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL ITEMS.

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE.)


                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

/x/ Please mark your
    vote as this
    example


 The Board of Directors recommends a vote FOR all items.

                        For   Withheld
ITEM 1. ELECTION OF     / /     / /     NOMINEES: John E. Davies, Jack D. Early,
DIRECTORS                                         Esteban A. Ferrer, Lowell N.
                                                  Lewis, Mary E. Paetzold,
                                                  James P. Reilly, Jr. and John
                                                  R. Sutley.

For, except vote withheld from the following nominee(s):


________________________________________



                                            FOR    AGAINST   ABSTAIN
ITEM 2. Ratification of appointment         / /      / /       / /
of KPMG Peat Marwick LLP as
Independent Auditors.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.








_____________________________ DATED: _____________, 1997
Signature (NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)





______________________________ DATED: _____________, 1997
Signature if held jointly.